Exhibit 4.2

THIS WARRANT HAS NOT BEEN REG1STERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’) OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING THIS WARRANT UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQU1RED.

EDGE THERAPEUTICS, INC.

WARRANT TO PURCHASE 16,667 SHARES OF

CAPITAL STOCK

DATE:	May 3, 2010	Warrant No. 1

FOR VALUE RECEIVED, EDGE THERAPEUTICS, INC., having an address at 211 Warren Street, Newark, New Jersey 07103, a Delaware corporation (the “Company”), hereby certifies that THE NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY, or its registered transferees, successors or assigns (each person or entity holding all or part of this Warrant being referred to as a “Holder”), is the registered holder of the warrant (the “Warrant”) to subscribe for and purchase 16,667 shares (the “Warrant Shares”) of the fully paid and nonassessable capital stock, “no” par value, of the Company, at a purchase price per share equal to $3.00 per share (the “Warrant Price”), on or before, 5:00 P.M., Eastern Time, on 10 years from Warrant Date (the “Expiration Date”), subject to the provisions and upon the terms and conditions hereinafter set forth; provided, however, that in the event that any portion of this Warrant is unexercised as of the Expiration Date, the terms of Section 2.3 below shall apply. As used in this Warrant, the term “Business Day” means any day other than a Saturday or Sunday on which commercial banks located in New Jersey are open for the general transaction of business. This Warrant is issued in connection with, and is subject to, that certain Convertible Loan Agreement, of even date herewith, by and between the Company and the Holder (the “Loan Agreement”), and the terms and conditions of the Loan Agreement are incorporated herein as though set forth at length. This Warrant may be exercised at any time on or before 5:00 pm eastern standard time on Expiration Date.

Article 1.                  Definitions. The following terms shall have the following definitions:

1.1.            “EBIT” means, with respect to any applicable fiscal period, the following for the Company and its subsidiaries, if any, on a consolidated basic, each calculated for such period: net income before Taxes for such period (excluding pre-Tax gains or losses on the sale of assets (other than the sales of inventory in the ordinary course of business) and excluding other pre-Tax extraordinary gains) plus interest expense and other non-cash charges deducted in determining net income for such period, minus interest income calculated in determining net income for such period.

1.2.            “Tax” means any of the following, and “Taxes” means all of the following, imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended or any successor thereto), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, or withholding, in each case including any interest, penalty, or addition thereto, whether disputed or not.

1.3.            “GAAP” means generally accepted accounting principles as in effect in the United States on the date hereof, consistently applied.

1.4.            “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, any multinational organization or body, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, taxing or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

Article 2.                  Exercise.

2.1.            Method of Exercise; Payment; Issuance of New Warrant.

(a)                Subject to the provisions hereof, the Holder may exercise this Warrant, in whole or part and from time to time, by the surrender of this Warrant (together with the Notice of Exercise attached hereto as Appendix A duly executed, or in the event of a cashless exercise pursuant to Section 2.4 below, together with the Net Issue Election Notice attached hereto as Appendix B, duly executed and completed) at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day (the date of surrender may hereinafter be referred to as an “Exercise Date”).

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(b)               Within three (3) Business Days of the Exercise Date the Holder shall deliver to the Company payment by the Holder in cash, certified check payable to the Company or wire transfer of immediately available funds to an account designated to the Holder by the Company of an amount equal to the Warrant Price multiplied by the number of Warrant Shares then being purchased, unless the exercise is subject to Section 2.4. The Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on the date on which the Holder shall have delivered such payment to the Company, unless the exercise is pursuant to Section 2.4.

(c)                In the event of any exercise of the rights represented by this Warrant, certificates for the whole number of shares of capital stock so purchased shall be delivered to the Holder (or such other person or persons as directed by the Holder) as promptly as is reasonably practicable, but not later than three (3) Business Days, after the applicable Exercise Date, at the Company’s expense, and, unless this Warrant has been fully exercised, a new Warrant (in the same form as this Warrant) representing the unexercised portion of this Warrant, shall also be issued to the Holder as soon as reasonably practicable thereafter, but not later than three (3) Business Days, after the applicable Exercise Date.

2.2.            Mandatory Exercise. In the event of any consolidation or merger of the Company with another entity in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity shall be effected where the consideration for consolidation or merger is not entirely stock (i.e., it is not a stock for stock transfer), this Warrant shall be automatically exercised under this Section 2. As promptly as is reasonably practicable on or after the date of such automatic exercise, but in no event before the date on which this Warrant is surrendered to the Company at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day, the Company at its expense shall issue and deliver to the Holder (or such other person or persons as directed by the Holder) a certificate or certificates for the number of Warrant Shares issuable upon such exercise, in accordance with Section 2.4.

2.3.            Automatic Exercise. If any portion of this Warrant remain unexercised as of the Expiration Date and the Fair Market Value (as defined below) of one share of capital stock as of the Expiration Date is greater titan the applicable Warrant Price as of the Expiration Date, then this Warrant shall be deemed to have been exercised automatically immediately prior to the close of business on the Expiration Date (or, in the client that the Expiration Date is not a Business Day, the immediately preceding Business Day) (the “Automatic Exercise Date”) in the manner provided in Section 2.4 below, and the Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such Automatic Exercise Date. This Warrant shall be deemed to be surrendered to the Company on the Automatic Exercise Date by virtue of this Section 2.3 without any action by the Holder. As promptly as is reasonably practicable on or after the Automatic Exercise Date, but in no event before the date on which this Warrant is surrendered to the Company at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day, the Company at its expense shall issue and deliver to the Holder (or such other person or persons as directed by the Holder) a certificate or certificates for the number of Warrant Shares issuable upon such exercise, in accordance with Section 2.4.

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2.4.            Cashless Right to Convert Warrant into Stock. In addition to and without limiting the rights of the Holder hereof under the terms of this Warrant, the Holder may elect to receive, without the payment by the Holder of the Warrant Price, Warrant Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix B duly executed and completed, at the office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day. With respect to shares of capital stock issuable to the Holder upon an exercise pursuant to this Section 14, the Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on the applicable Exercise Date. The Company shall issue to the Holder such number of fully paid, validly issued and nonassessable Warrant Shares, as is computed using the following formula:

X = Y * (A-B)

     A

      where

X= the number of shares of capital stock to be issued to the Holder (or such other person or persons as directed by the Holder) upon such exercise of the rights under this Section 2.4

Y= the total number of shares of capital stock covered by this Warrant which the Holder has surrendered for cashless exercise

A= the “Fair Market Value” of one share of capital stock on the applicable Exercise Date or the Automatic Exercise Date, as the case may be

B= the Warrant Price in effect under this Warrant on the applicable Exercise Date or the Automatic Exercise Date, as the case may be

The “Fair Market Value” of a share of capital stock as of a specified date (the “Valuation Date”) shall mean the greatest of the following, calculated as of the Valuation Date: (a) quotient of the Book Value (as defined below) divided by the number of issued and outstanding shares of capital stock; (b) if determined in accordance with this paragraph by the applicable Exercise Date or the Automatic Exercise Date, as the case may be, the quotient of the Appraised Value (as defined below) divided by the number of issued and outstanding shares of capital stock; (c) the quotient of the Formula Value (as defined below) divided by the number of issued and outstanding capital stock; and (d) the Trading Value (as defined below). If the Holder shall request in writing to the Company, which request may be made at any time, but in no event later than 45 days before the applicable Valuation Date, that the Company determine its Appraised Value, the Company and the Holder shall, within 5 days after such request, mutually select a nationally recognized investment banking firm with experience in valuing companies in the same industry as the Company, and if the Company and Holder are unable to mutually select such a firm, then each of them shall select a nationally recognized investment banking firm with experience in valuing companies in the same industry as the Company, and each such firm shall select a nationally recognized investment banking firm with experience in valuing companies in the same industry as the Company (such mutually agreed upon firm or third firm, as the case may be, the “Appraiser”). The Appraiser shall determine the Appraised Value, as described below, and deliver its report thereof within 40 days after the Holder’s request to the Company therefor. The costs of the Appraiser are to be paid by the Company, and the costs of any individually selected investment banking firms are to be paid by the party that selected such firm.

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The “Appraised Value” means, as of the specified date, the following for the Company and its subsidiaries on a consolidated basis: the value that a willing buyer and willing seller, with neither acting under compulsion, would agree upon for the purchase and sale of the Company in an arm’s length transaction, without any discounts (including without limitation, for minority interest, illiquidity, voting or transfer restrictions).

The “Book Value” means, as of the specified date, the following for the Company and its subsidiaries on a consolidated basis: shareholders’ equity (including retained earnings), as determined in accordance with GAAP, by the accountants regularly engaged to audit the Company’s financial statements.

The “Formula Value” means: the product of (x) six (6), multiplied by (y) EBIT plus depreciation, amortization and other non-cash charges deducted in determining net income, calculated for the Company and its subsidiaries on a consolidated basis for the last four full fiscal quarters ended immediately preceding the Valuation Date, as determined in accordance with GAAP, by the accountants regularly engaged to audit the Company’s financial statements.

The “Trading Value” means: (p) if the capital stock is then listed on a national stock exchange, the closing sale price of one share of capital stock on such exchange on the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of capital stock in the most recent ten (10) trading sessions during which the capital stock has traded; (q) if the capital stock is then included in The Nasdaq Stock Market, Inc. (“Nasdaq”), the closing sale price of one share of capital stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of capital stock in the most recent ten (10) trading sessions during which the capital stock has traded; (s) if the capital stock is then included in the Over-the-Counter Bulletin Board the closing sale price of one share of capital stock on the Over-the-Counter Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of capital stock in the most recent ten (10) trading sessions during which the capital stock has traded, (t) if the capital stock is then included in the “pink sheets”, the closing sale price of one share of capital stock on the “pink sheets” on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading session; the Fair Market Value shall be the average closing price of one share of capital stock in the most recent ten (10) trading sessions during which the capital stock has traded.

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Article 3.                  Reservation of Shares; Stock Fully Paid; Listing. The Company shall keep reserved a sufficient number of shares of the authorized and unissued shares of capital stock, to provide for the exercise of the rights of purchase represented by this Warrant in compliance with its terms. All Warrant Shares issued upon exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon payment in full of the Exercise Price therefor in accordance with the terms of this Warrant (or proper exercise of the cashless exercise rights contained in Section 2.4 hereof), duly authorized, validly issued, fully paid and non-assessable shares of capital stock of the Company. The Company shall during all times prior to the Expiration Date when the shares of capital stock issuable upon the exercise of this Warrant are authorized for quotation on Nasdaq or listing on the New York Stock Exchange (or authorized for listing or quotation on any other national securities exchange or the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be), keep the shares of capital stock issuable upon the exercise of this Warrant authorized for quotation on Nasdaq or listing on the New York Stock Exchange (or authorized for listing or quotation on any other national securities exchange or the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be).

Article 4.                  Adjustments and Distributions. The number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

4.1.            Splits, Dividends and Subdivisions. If the Company shall at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its capital stock in shares of capital stock, subdivide its outstanding shares of capital stock into a greater number of shares or combine its outstanding shares of capital stock into a smaller number of shares, then the number of Warrant Shares purchasable upon exercise of this Warrant in effect immediately prior to the date upon which such change shall become effective shall be proportionally adjusted by the Company so that the Holder thereafter exercising this Warrant shall be entitled to receive the number of shares of capital stock or other capital stock which the Holder would have received if this Warrant had been fully exercised immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

4.2.            Recapitalization, reclassification or reorganization. If any recapitalization, reclassification or reorganization of the capital stock of the Company (other than a change in par value or a subdivision or combination as provided for in Section 4.1 above) shall be effected in such a manner (including, without limitation, in connection with a consolidation or merger in which the Company is the continuing corporation), that holders of capital stock shall be entitled to receive stock, securities, or other assets or property (a “Reorganization”), then, as a condition of such Reorganization, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the capital stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such capital stock equal to the number of shares of such capital stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Reorganization, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Warrant Price and of the number of Warrant Shares) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The provisions of this Section 4.2 shall similarly apply to successive Reorganizations.

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4.3.            Consolidation or Merger. If any consolidation or merger of the Company with another entity in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity shall be effected where the consideration for such consolidation or merger is entirely stock (i.e., it is a stock for stock transfer), then, as a condition of such consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant. such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such consolidation, merger, sale, transfer or other disposition net taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price and of the number of Warrant Shares) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor entity, (if other than the Company) resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate entity shall assume the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this Section 4.3 shall similarly apply to successive consolidations, mergers, sales, transfers or other dispositions.

4.4.            Distributions. In case the Company shall fix a payment date for the making of a distribution to all holders of capital stock of evidences of indebtedness or assets (other than dividends or distributions referred to in Section 4.1 hereof), or subscription rights or warrants, the Holder shall be entitled to receive, simultaneous with the holders of capital stock, said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, that the Holder would have received if this Warrant had been fully exercised immediately prior to such event. In the event that the Company implements a shareholder rights plan, such rights plan shall provide that upon exercise of this Warrant the Holder will receive, in addition to the capital stock issuable upon such exercise, the rights issued under such rights plan (as if the Holder had exercised its Warrant prior to implementing the rights plan and notwithstanding the occurrence of an event causing such rights to separate from the capital stock at or prior to the time of exercise). Any distribution of rights or warrants pursuant to e shareholder rights plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants for the purposes of this Section 4.4.

4.5.            Other Securities. In the event that, as a result of an adjustment made pursuant to this Article 4, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of capital stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

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4.6.            Notice of Adjustments. With each adjustment pursuant to this Article 4, the Company shall deliver a certificate signed by its chief financial or executive officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment, which shall be mailed by first class mail, postage prepaid to the Holder.

4.7.            Parallel Warrants. If any Options or Convertible Securities now existing or hereafter granted or created has or have rights protecting dilution or impairment that are more favorable than the rights granted in this Warrant, then, at the Holder’s option and without further action of the Company, this Warrant shall be deemed amended, as practicably as possible, to have such more favorable rights as such Options or Convertible Securities.

Article 5.                  Transfer Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other titan that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company Me amount of such tax or bas established to the Company’s reasonable satisfaction that such tax has been paid.

Article 6.                  Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable assurance or bond with respect thereto, if requested by the Company.

Article 7.                  Fractional Shares, No fractional shares of capital stock shall be issued in connection with any exercise or cashless exercise hereunder, and in lieu of any such fractional shares the Company shall make a cash payment therefor to the Holder (or such other person or persons as directed by the Holder) based on the Fair Market Value of a share of capital stock on the date of exercise or cashless exercise of this Warrant.

Article 8.                  Compliance with Securities Act and Legends. The Holder, by acceptance hereof, agrees that this Warrant and the shares of capital stock to be issued upon exercise hereof, are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of capital stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, as amended (the “Act”), or any state’s securities laws. Upon exercise of this Warrant, the Holder shall confirm in writing, by executing the form attached as Schedule I to Appendix A hereto, that the shares of capital stock so purchased are being acquired for investment and not with a view toward distribution or resale. All shares of capital stock issued upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with the legends required by applicable state and federal securities laws in the opinion of counsel to the Company.

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Article 9.                  Rights as Stockholders; Information. Except as expressly provided in this Warrant, the Loan Agreement or the Transaction Documents, no Holder, as such, shall be entitled us vote or receive dividends or be deemed the holder of capital stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of the directors or upon any manner submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription right, or otherwise, until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. The foregoing notwithstanding, the Company will transmit to the holder of this Warrant such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to the stockholders, except for trade secret information, patentable or patent pending information, board of directors information, or other information or notices that would not be ordinarily available or provided to a stockholder without execution of a confidentiality agreement, and will continue for so long as this Warrant is outstanding to deliver to Holder the information required under the Loan Agreement whether or not the loan remains outstanding.

Article 10.              Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the then current Holder, and such change, waiver, discharge or termination shall be binding on all future Holders.

Article 11.              Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile, (iii) sent by a recognized overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to Lender:	PO Box 990
Trenton, New Jersey 08625-0990
Telephone: 609-292-0188
Facsimile: 609-633-7751
Attention: Director-Portfolio Services

If to Borrower:	211 Warren Street
Newark, New Jersey 07103
Telephone: 800-208-3343
Attention: Brian A. Leuthner, President and CEO

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

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Article 12.              All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by facsimile, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) Business Day following the day such mailing is made.

Article 13.              Descriptive Headings. The descriptive headings contained in this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Article 14.              Governing Law; Consent to Jurisdiction. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Any legal action. suit or proceeding arising out of or relating to this Warrant, or the transactions contemplated hereby, shall only be instituted, heard and adjudicated (excluding appeals) in a state or federal court located in the State of New Jersey, and each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding. Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant except as otherwise required by law. Notwithstanding the foregoing to the contrary, the Holder may institute and prosecute any action, suit or proceeding in any court of competent jurisdiction it shall deem advisable in connection the enforcement of its rights hereunder.

Article 15.              Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues. ACCORD1NGLY, EACH SUCH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party certifies and acknowledges that (i) no other party bas represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, and (iii) cash such party has been induced to enter into this Warrant by, among other things, the waivers and certifications in this Article 15.

Article 16.              Acceptance. Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

Article 17.              No Impairment of Rights. The Company shall not, by amendment of its Certificate of Incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against material impairment.

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Article 18.              Assignment. A Holder may transfer its rights hereunder, in whole or in part, to any other Person provided that written notice is given to the Company of any such transfer and such transfer is in accordance with applicable law. Upon receipt by the Company of notice by a Holder of a transfer of any portion of this Warrant, the Company shall promptly deliver to a transferee a Warrant in the form hereof exercisable for the number of Warrant Shares the right of which to purchase has been transferred. In addition to, and not in limitation of, the foregoing, a Holder that is a corporation, a partnership or a limited liability company, may distribute any portion of a warrant to its respective shareholders, partners or members.

Article 19.              Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Warrant shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Warrant shall nevertheless remain in full force and effect.

Article 20.              Shareholders Agreement. If this Warrant is exercised pursuant to Section 2.2 the Holder shall enter into a shareholders agreement, stock purchase agreement, voting agreement, investors rights agreement or other such agreements if such an agreement is entered into by all of the holders of at least 1% of the same class or series of the Company’s capital stock (on a fully diluted basis), subject to receiving e side letter containing the provisions set forth in Appendix C attached hereto.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

COMPANY:

EDGE THERAPEUTICS, INC.

By:/s/ Brian A. Leuthner

Name: Brian A. Leuthner

Title: President and CEO

Dated: May 3, 2010

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APPENDIX A

NOTICE OF EXERCISE

To: Edge Therapeutics, Inc. (Company”)

1. The undersigned hereby elects to purchase _____ of the outstanding shares of capital stock of COMPANY pursuant to the terms of the attached Warrant.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below

New Jersey Economic Development Authority

36 West State Street

PO Box 990

Trenton, New Jersey 08625-0990

By:
Name:
Title:
Date:

3. Please issue a new Warrant of equivalent form and tenor for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below.

New Jersey Economic Development Authority

By:
Name:
Title:
Date:
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SCHEDULE I

INVESTMENT REPRESENTATION STATEMENT

Purchaser:	New Jersey Economic Development Authority
Company:	Edge Therapeutics, Inc.
Security:	Capital Stock
Amount
Date:

In connection with the purchase of the above-listed securities (the “Securities”), the undersigned (the “Purchaser”) represents to the Company as follows:

(a) The Purchaser is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Purchaser is purchasing the Securities for his own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Act’.

(b) The Purchaser understands that the Securities have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bone fide nature of the Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if the Purchaser’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under applicable tax laws, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

(e) The Purchaser further understands that the Securities must he held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. In addition, the Purchaser understands that the certificate evidencing the Securities will be imprinted with the legend referred to in the Warrant under which the Securities are being purchased.

(d) The Purchaser is aware of the provisions of Rule 144 and 144A, promulgated under the Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: The availability of certain public information about the Company, the resale occurring not less than one (1) year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

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(e) The Purchaser further understands that at the time it wishes to sell the Securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 and 144A, and that, in such event, the Purchaser may be precluded from selling the Securities under Rule 144 and 144A even if the one-year minimum holding period had been satisfied.

(f) The Purchaser further understands that in the event all of the requirements of Rule 144 and 144A are not satisfied, registration under the Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to self private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY
By:
Name:
Title:
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APPENDIX B

NET ISSUE ELECTION NOTICE

To:	Edge Therapeutics, Inc.
Date:

The undersigned hereby elects under Section 2.3 of this Warrant to surrender the right to purchase ___________ of the outstanding shares of capital stock pursuant to this Warrant and hereby requests the issuance of such shares of capital stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

New Jersey Economic Development Authority

Name for Registration

PO Box 990

Trenton, New Jersey 08625-0990

Attn: Portfolio Services

Mailing Address

36 West State Street

Trenton, New Jersey 08625

Attn: Portfolio Services

Delivery Address

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APPENDIX C

Immunities. The Company understands and acknowledges that the NJEDA reserves all immunities, defenses, rights or actions arising out of its status as a sovereign entity, including those under the Eleventh Amendment to the United States Constitution and applicable New Jersey law. No provision of this letter agreement or the Shareholders Agreement shall be construed as a waiver or limitation of such immunities, defenses, rights or actions. Due to the NJEDA’s status as a sovereign entity, notwithstanding anything to the contrary in this letter agreement or the Shareholders Agreement, any claims asserted against the NJEDA arising out of aforesaid agreements shall be subject to such immunities, defenses, rights or actions, including, but not limited to the New Jersey Tort Claims Act (N.J.S.A 59:1-1 et seq.) and the New Jersey Contractual Liability Act (N.J.S.A. 59:13-1 et seq.).

Indemnification. The Company acknowledges that the NJEDA does not have authority to provide indemnification and agrees that the NJEDA shall not be obligated to provide indemnification to any other party in connection with its investment in the Company and that its allure to provide such indemnification shall not constitute a breach under this letter agreement or the Shareholders Agreement.

Public Disclosure. The Company acknowledges that the NJEDA is a public agency subject to New Jersey state laws, regulations and policies and applicable case law which could result in the disclosure of information regarding the Company that is provided to the NJEDA, including without limitation, the Open Public Records Act, NJSA 47.1A-1 et seq., which provides for government records to be readily accessible for inspection, copying or examination by citizen. NJEDA shall not be required to maintain the confidentiality of non-public information furnished to the NJEDA in connection with its investment in the Company to the extent the NJEDA is required to disclose such confidential information pursuant to the Open Public Records Act, NJSA. 47:1A-1 et seq., as determined by the NJEDA in its reasonable discretion.

New Jersey Venue. By reason of the laws, regulations and public policies of the State of New Jersey applicable to the NJEDA as a governmental entity in the State of New Jersey, the Company freely agrees that, notwithstanding anything to the contrary in this letter agreement or the Shareholders Agreement, any legal proceeding involving any claim asserted arising out of or related to this letter agreement or the Shareholder Agreement that (i) is brought by the Company against the NJEDA may be brought only in, and shall be subject to the exclusive jurisdiction of, the trial division of the Superior Court of the State of New Jersey, and that such proceeding shall be governed by the procedural rules and laws of the State of New Jersey, without regard to principles of conflicts of law and (ii) is brought by the NJEDA against the Company may be brought in, and subject to the jurisdiction of, the Superior Court of the State of New Jersey, in which case such proceeding shall be governed by the procedural rules and laws of the State of New Jersey, without regard to principles of conflicts of law. The Company agrees that the NJEDA shall not be deemed to have waived any objection that it may now or hereafter have to the laying of jurisdiction or venue of any such action or proceeding in the courts of any state other than the courts of the State of New Jersey, nor deemed to waive any claim that any such action or proceeding brought in any such court has been brought in a court without jurisdiction or an inconvenient or improper forum.

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